THE J.P. Morgan U.S. Small Company Opportunities Portfolio
Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date     	Issue
11/03/00	Optical Communication Products, Inc. (OCPI)

Shares            Price         Amount
32,900	  	  $11.00	$361,900.00

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue     J.P. Morgan Funds
$0.77       N/A		0.313%	           0.871%

  Broker
SBC Warburg, Inc.

Underwriters of Optical Communication Products, Inc. (OCPI)

Underwriters     	                Number of Shares
UBS Warburg LLC                                3,298,750
J.P. Morgan Securities, Inc.                   2,356,250
U.S. Bancorp Piper Jaffray, Inc.               1,885,000
Wit SoundView Corporation                      1,885,000
Banc of America Securities LLC                   125,000
Cantor Fitzgerald & Co.                          125,000
CIBC World Markets Corp.                         125,000
Morgan Stanley & Co., Inc.                       125,000
Thomas Weisel Partners LLC                       125,000
Robert W. Baird & Co., Inc.                       75,000
Morgan Keegan & Company, Inc.                     75,000
Raymond James & Associates, Inc.                  75,000
Ryan, Beck & Co.                                  75,000
Sands Brothers & Co., Ltd.                        75,000
Tucker Anthony Incorporated                       75,000
Total                                         10,500,000